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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to incorporation by reference in Registration Statements No. 33-49268, No. 33-64029, No. 333-29325, No. 333-47320 and No. 333-76954 of Atrix
Laboratories, Inc. on Form S-8, and No. 333-43191, No. 333-68585, No. 333-55634,
No. 333-74702 and No. 333-82250 of Atrix Laboratories, Inc. on Form S-3, of our report dated March 7, 2002, with respect to the balance sheets of Transmucosal Technologies Ltd. as at December 31, 2001 and 2000, and the related statements of loss, changes in shareholders' equity, and cash flows for the periods ended December 31, 2001 and 2000, which report appears in this Amendment No. 2 on Form 10-K/A to the Annual Report on Form 10-K of Atrix Laboratories, Inc. for the fiscal year ended December 31, 2001.

/s/ KPMG
Hamilton, Bermuda
November 6, 2002